SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------

                                  SCHEDULE 13D
                                 (Rule 13d-101)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
                    PURSUANT TO RULE 13d-1(a) AND AMENDMENTS
                     THERETO FILED PURSUANT TO RULE 13d-2(a)

                               (Amendment No. 8)(1)

                         QUERYOBJECT SYSTEMS CORPORATION
--------------------------------------------------------------------------------
                                (Name of issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of class of securities)

                                  74833H 10 0
--------------------------------------------------------------------------------
                                 (CUSIP number)

                              STEVEN WOLOSKY, ESQ.
                 OLSHAN GRUNDMAN FROME ROSENZWEIG & WOLOSKY LLP
                                 505 Park Avenue
                            New York, New York 10022
                                 (212) 753-7200
--------------------------------------------------------------------------------
                  (Name, address and telephone number of person
                authorized to receive notices and communications)

                                August 13, 1999
--------------------------------------------------------------------------------
             (Date of event which requires filing of this statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box / /.

     Note. The Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

                         (Continued on following pages)

                              (Page 1 of 26 Pages)


---------------------------
     (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

          The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------                                -------------------------
CUSIP No. 74833H 10 0                13D               Page 2 of 26 Pages
-----------------------                                -------------------------

================================================================================

     1        NAME OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                       Wheatley Partners, L.P.
--------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3        SEC USE ONLY

--------------------------------------------------------------------------------
     4        SOURCE OF FUNDS*
                       WC, OO
--------------------------------------------------------------------------------
     5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEM 2(d) OR 2(e)                                  / /
--------------------------------------------------------------------------------
     6        CITIZENSHIP OR PLACE OF ORGANIZATION

                       Delaware
--------------------------------------------------------------------------------
 NUMBER OF       7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                 5,294,523(1) shares
  OWNED BY   -------------------------------------------------------------------
    EACH         8     SHARED VOTING POWER
 REPORTING
PERSON WITH                  452,041(2) shares
             -------------------------------------------------------------------
                 9     SOLE DISPOSITIVE POWER

                             5,294,523(1) shares
             -------------------------------------------------------------------
                 10    SHARED DISPOSITIVE POWER

                             452,041(2) shares
--------------------------------------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
              PERSON

                       5,746,564(1)(2) shares
--------------------------------------------------------------------------------
     12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
              CERTAIN SHARES*                                                / /
--------------------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                       47.1%
--------------------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON*

                       PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Includes (i) 1,910,279 shares of Common Stock issuable upon exercise of warrants and (ii) 2,816,000 shares of Common Stock issuable upon conversion of shares of Series A & Series C Preferred Stock held by Wheatley Partners, L.P.

(2) Includes (i) 165,971 shares of Common Stock issuable upon exercise of warrants and (ii) 244,870 shares of Common Stock issuable upon conversion of shares of Series A & Series C Preferred Stock held by Wheatley Foreign Partners, L.P., of which Wheatley Partners, L.P. disclaims beneficial ownership.

-----------------------                                -------------------------
CUSIP No. 74833H 10 0                13D               Page 3 of 26 Pages
-----------------------                                -------------------------

================================================================================

     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                      Barry Rubenstein
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       SOURCE OF FUNDS*
                      PF, OO
--------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
             PURSUANT TO ITEM 2(d) OR 2(e)                                   / /
--------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

                      United States
--------------------------------------------------------------------------------
 NUMBER OF          7         SOLE VOTING POWER
   SHARES
BENEFICIALLY                       652,399(1) shares
  OWNED BY       ---------------------------------------------------------------
    EACH            8         SHARED VOTING POWER
 REPORTING
PERSON WITH                        8,023,586(2) shares
                 ---------------------------------------------------------------
                    9         SOLE DISPOSITIVE POWER

                                   652,399(1) shares
                 ---------------------------------------------------------------
                   10         SHARED DISPOSITIVE POWER

                                   8,023,586(2) shares
--------------------------------------------------------------------------------
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
             PERSON

                      8,675,985 (1)(2) shares
--------------------------------------------------------------------------------

     12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES*                                                / /
--------------------------------------------------------------------------------
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      58.3%
--------------------------------------------------------------------------------
     14      TYPE OF REPORTING PERSON*

                      IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Consists of (i) 111,457 shares of Common Stock issuable upon exercise of options, (ii) 225,000 shares of Common Stock issuable upon exercise of warrants and (iii) 315,942 shares of Common Stock issuable upon conversion of shares of Series A & Series C Preferred Stock held by Mr. Rubenstein.

-----------------------                                -------------------------
CUSIP No. 74833H 10 0                13D               Page 4 of 26 Pages
-----------------------                                -------------------------

(2) Includes (a)(i) 103,125 shares of Common Stock issuable upon exercise of warrants and (ii) 115,942 shares of Common Stock issuable upon conversion of shares of Series C Preferred Stock held by Woodland Partners,(b)(i) 315,625 shares of Common Stock issuable upon exercise of warrants, and (ii) 411,884 shares of Common Stock issuable upon conversion of shares of Series A, Series B & Series C Preferred Stock all of which are held by Woodland Venture Fund, (c)(i) 265,625 shares of Common Stock issuable upon exercise of warrants, (ii) 353,913 shares of Common Stock issuable upon conversion of shares of Series A, Series B and Series C Preferred Stock all of which are held by Seneca Ventures, (d)(i) 1,910,279 shares of Common Stock issuable upon exercise of warrants and (ii) 2,816,000 shares of Common Stock issuable upon conversion of shares of Series A & Series C Preferred Stock, all of which are held by Wheatley Partners, L.P., (e)(i) 165,971 shares of Common Stock issuable upon exercise of warrants and (ii) 244,870 shares of Common Stock issuable upon conversion of shares of Series A & Series C Preferred Stock, all of which are held by Wheatley Foreign Partners, L.P.,(f) 350,000 shares of Common Stock issuable upon exercise of options held by Rev-Wood Merchant Partners, and (g)(i) 50,000 shares of Common Stock issuable upon exercise of warrants and (ii) 57,971 shares of Common Stock issuable upon conversion of shares of Series C Preferred Stock, all of which are held by Brookwood Partners, L.P. Mr. Rubenstein disclaims beneficial ownership of the securities held by Woodland Partners, Woodland Venture Fund, Seneca Ventures, Wheatley Partners, L.P., Wheatley Foreign Partners, L.P., Rev-Wood Merchant Partners and Brookwood Partners L.P., except to the extent of his respective equity interest therein.

-----------------------                                -------------------------
CUSIP No. 74833H 10 0                13D               Page 5 of 26 Pages
-----------------------                                -------------------------


================================================================================

     1        NAME OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                       Irwin Lieber
--------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) / /
                                                                    (b) / /
--------------------------------------------------------------------------------
     3        SEC USE ONLY

--------------------------------------------------------------------------------
     4        SOURCE OF FUNDS*
                       OO
--------------------------------------------------------------------------------
     5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEM 2(d) OR 2(e)                                  / /
--------------------------------------------------------------------------------
     6        CITIZENSHIP OR PLACE OF ORGANIZATION

                       United States
--------------------------------------------------------------------------------
 NUMBER OF     7  SOLE VOTING POWER
   SHARES
BENEFICIALLY        328,442(1) shares
  OWNED BY  --------------------------------------------------------------------
    EACH       8  SHARED VOTING POWER
 REPORTING
PERSON WITH         5,746,564(2) shares
            --------------------------------------------------------------------
               9  SOLE DISPOSITIVE POWER

                    328,442(1) shares
            --------------------------------------------------------------------
              10  SHARED DISPOSITIVE POWER

                    5,746,564(2) shares
--------------------------------------------------------------------------------
     11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
            PERSON

                6,075,006(1)(2) shares
--------------------------------------------------------------------------------
     12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*                                           / /
--------------------------------------------------------------------------------
     13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                48.4%
--------------------------------------------------------------------------------
     14     TYPE OF REPORTING PERSON*

                IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Consists of (i) 112,500 shares of Common Stock issuable upon exercise of options, (ii) 100,000 shares of Common Stock issuable upon exercise of warrants and (ii) 115,942 shares of Common Stock issuable upon conversion of shares of Series C Preferred Stock, all of which are held by Mr. Lieber.

-----------------------                                -------------------------
CUSIP No. 74833H 10 0                13D               Page 6 of 26 Pages
-----------------------                                -------------------------

(2) Includes (a)(i) 1,910,279 shares of Common Stock issuable upon exercise of warrants and (ii) 2,816,000 shares of Common Stock issuable upon conversion of shares of Series A & Series C Preferred Stock, all of which are held by Wheatley Partners, L.P., and (b)(i) 165,971 shares of Common Stock issuable upon exercise of warrants and (ii) 244,870 shares of Common Stock issuable upon conversion of shares of Series A & Series C Preferred Stock, all of which are held by Wheatley Foreign Partners, L.P., of which Mr. Lieber disclaims beneficial ownership, except to the extent of his respective equity interest therein.

-----------------------                                -------------------------
CUSIP No. 74833H 10 0                13D               Page 7 of 26 Pages
-----------------------                                -------------------------

================================================================================
     1        NAME OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                       Seth Lieber
--------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3        SEC USE ONLY

--------------------------------------------------------------------------------
     4        SOURCE OF FUNDS*
                       OO
--------------------------------------------------------------------------------
     5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEM 2(d) OR 2(e)                                  / /
--------------------------------------------------------------------------------
     6        CITIZENSHIP OR PLACE OF ORGANIZATION

                         United States
--------------------------------------------------------------------------------
 NUMBER OF        7   SOLE VOTING POWER
   SHARES
BENEFICIALLY             2,084(1) shares
  OWNED BY    ------------------------------------------------------------------
    EACH          8   SHARED VOTING POWER
 REPORTING
PERSON WITH              5,746,564(2) shares
              ------------------------------------------------------------------
                  9   SOLE DISPOSITIVE POWER

                         2,084(1) shares
              ------------------------------------------------------------------
                 10  SHARED DISPOSITIVE POWER

                         5,746,564(2) shares
--------------------------------------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
              PERSON

                 5,748,648(1)(2) shares
--------------------------------------------------------------------------------
     12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
              CERTAIN SHARES*                                                / /
--------------------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                 47.1%
--------------------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON*

                 IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Consists of 2,084 shares of Common Stock issuable upon exercise of options held by Mr. Lieber.

(2) Includes (a)(i) 1,910,279 shares of Common Stock issuable upon exercise of warrants and (ii) 2,816,000 shares of Common Stock issuable upon conversion of shares of Series A & Series C Preferred Stock, all of which are held by

-----------------------                                -------------------------
CUSIP No. 74833H 10 0                13D               Page 8 of 26 Pages
-----------------------                                -------------------------

         Wheatley Partners, L.P., and (b)(i) 165,971 shares of Common Stock issuable upon exercise of warrants and (ii) 244,870 shares of Common Stock issuable upon conversion of shares of Series A & Series C Preferred Stock, all of which are held by Wheatley Foreign Partners, L.P., of which Mr. Lieber disclaims beneficial ownership, except to the extent of his respective equity interest therein.

-----------------------                                -------------------------
CUSIP No. 74833H 10 0                13D               Page 9 of 26 Pages
-----------------------                                -------------------------

================================================================================
     1        NAME OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                       Jonathan Lieber
--------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3        SEC USE ONLY

--------------------------------------------------------------------------------
     4        SOURCE OF FUNDS*
                       OO
--------------------------------------------------------------------------------
     5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEM 2(d) OR 2(e)                                  / /
--------------------------------------------------------------------------------
     6        CITIZENSHIP OR PLACE OF ORGANIZATION

                       United States
--------------------------------------------------------------------------------
 NUMBER OF            7         SOLE VOTING POWER
   SHARES
BENEFICIALLY                         2,084(1) shares
  OWNED BY        --------------------------------------------------------------
    EACH
 REPORTING
PERSON WITH
                      8         SHARED VOTING POWER

                                     5,746,564(2) shares
                  --------------------------------------------------------------
                      9         SOLE DISPOSITIVE POWER

                                     2,084(1) shares
                  --------------------------------------------------------------
                     10         SHARED DISPOSITIVE POWER

                                     5,746,564(2) shares
--------------------------------------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
              PERSON

                       5,748,648(1)(2) shares

--------------------------------------------------------------------------------
     12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
              CERTAIN SHARES*                                                / /

--------------------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                       47.1%
--------------------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON*

                       IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Consists of 2,084 shares of Common Stock issuable upon exercise of options held by Mr. Lieber.

(2) Includes (a)(i) 1,910,279 shares of Common Stock issuable upon exercise of warrants and (ii) 2,816,000 shares of Common Stock issuable upon conversion of shares of Series A & Series C Preferred Stock, all of which are held by

-----------------------                                -------------------------
CUSIP No. 74833H 10 0                13D               Page 10 of 26 Pages
-----------------------                                -------------------------




         Wheatley Partners, L.P., and (b)(i) 165,971 shares of Common Stock issuable upon exercise of warrants and (ii) 244,870 shares of Common Stock issuable upon conversion of shares of Series A & Series C Preferred Stock, all of which are held by Wheatley Foreign Partners, L.P., of which Mr. Lieber disclaims beneficial ownership, except to the extent of his respective equity interest therein.

-----------------------                                -------------------------
CUSIP No. 74833H 10 0                13D               Page 11 of 26 Pages
-----------------------                                -------------------------


================================================================================


     1      NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     Wheatley Foreign Partners, L.P.

--------------------------------------------------------------------------------
     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3      SEC USE ONLY

--------------------------------------------------------------------------------
     4      SOURCE OF FUNDS*
                     WC, OO
--------------------------------------------------------------------------------
     5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
            PURSUANT TO ITEM 2(d) OR 2(e)                                    / /
--------------------------------------------------------------------------------
     6      CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
--------------------------------------------------------------------------------
 NUMBER OF          7         SOLE VOTING POWER
   SHARES
BENEFICIALLY                      452,041(1) shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                ----------------------------------------------------------------
                    8         SHARED VOTING POWER

                                  5,294,523(2) shares
                ----------------------------------------------------------------
                    9         SOLE DISPOSITIVE POWER

                                  452,041(1) shares
                ----------------------------------------------------------------
                   10         SHARED DISPOSITIVE POWER

                                  5,294,523(2) shares
--------------------------------------------------------------------------------
     11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
            PERSON

                     5,746,564(1)(2) shares
--------------------------------------------------------------------------------
     12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*                                                 / /
--------------------------------------------------------------------------------
     13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     47.1%
--------------------------------------------------------------------------------
     14     TYPE OF REPORTING PERSON*

                            PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Includes (i) 165,971 shares of Common Stock issuable upon exercise of warrants and (ii) 244,870 shares of Common Stock issuable upon conversion of shares of Series A & Series C Preferred Stock held by Wheatley Foreign Partners, L.P.

(2) Includes (i) 1,910,279 shares of Common Stock issuable upon exercise of warrants and (ii) 2,816,000 shares of Common Stock issuable upon conversion of shares of Series A & Series C Preferred Stock is held by Wheatley

-----------------------                                -------------------------
CUSIP No. 74833H 10 0                13D               Page 12 of 26 Pages
-----------------------                                -------------------------




         Partners, L.P., of which Wheatley Foreign Partners, L.P. disclaims beneficial ownership.

-----------------------                                -------------------------
CUSIP No. 74833H 10 0                13D               Page 13 of 26 Pages
-----------------------                                -------------------------


================================================================================


     1      NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     Seneca Ventures
--------------------------------------------------------------------------------
     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3      SEC USE ONLY

--------------------------------------------------------------------------------
     4      SOURCE OF FUNDS*
                     WC, OO
--------------------------------------------------------------------------------
     5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
            PURSUANT TO ITEM 2(d) OR 2(e)                                    / /
--------------------------------------------------------------------------------
     6      CITIZENSHIP OR PLACE OF ORGANIZATION

                     New York
--------------------------------------------------------------------------------
 NUMBER OF          7         SOLE VOTING POWER
   SHARES
BENEFICIALLY                           660,019(1) shares
  OWNED BY         -------------------------------------------------------------
    EACH
 REPORTING
PERSON WITH
                    8         SHARED VOTING POWER

                                       0 shares
                  --------------------------------------------------------------
                    9         SOLE DISPOSITIVE POWER

                                       660,019(1) shares
                  --------------------------------------------------------------
                   10         SHARED DISPOSITIVE POWER

                                       0 shares
--------------------------------------------------------------------------------
     11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
            PERSON

                     660,019(1) shares
--------------------------------------------------------------------------------
     12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*                                                  / /
--------------------------------------------------------------------------------
     13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     8.6%
--------------------------------------------------------------------------------
     14     TYPE OF REPORTING PERSON*

                     PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Includes (i) 265,625 shares of Common Stock issuable upon exercise of warrants, (ii) 353,913 shares of Common Stock issuable upon conversion of shares of Series A, Series B & Series C Preferred Stock held by Seneca Ventures.

-----------------------                                -------------------------
CUSIP No. 74833H 10 0                13D               Page 14 of 26 Pages
-----------------------                                -------------------------


     1      NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     Woodland Venture Fund
--------------------------------------------------------------------------------
     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3      SEC USE ONLY

--------------------------------------------------------------------------------
     4      SOURCE OF FUNDS*
                     WC, OO
--------------------------------------------------------------------------------
     5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
            PURSUANT TO ITEM 2(d) OR 2(e)                                    / /
--------------------------------------------------------------------------------
     6      CITIZENSHIP OR PLACE OF ORGANIZATION

                     New York
--------------------------------------------------------------------------------
 NUMBER OF          7         SOLE VOTING POWER
   SHARES
BENEFICIALLY                           781,484(1) shares
  OWNED BY      ----------------------------------------------------------------
    EACH
 REPORTING
PERSON WITH
                    8         SHARED VOTING POWER

                                       0 shares
                ----------------------------------------------------------------
                    9         SOLE DISPOSITIVE POWER

                                       781,484(1) shares
                ----------------------------------------------------------------
                   10         SHARED DISPOSITIVE POWER

                                       0 shares
--------------------------------------------------------------------------------
     11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
            PERSON

                     781,484(1) shares
--------------------------------------------------------------------------------
     12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*                                                  / /
--------------------------------------------------------------------------------
     13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     10.0%
--------------------------------------------------------------------------------
     14     TYPE OF REPORTING PERSON*

                     PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Includes (i) 315,625 shares of Common Stock issuable upon exercise of warrants, (ii) 411,884 shares of Common Stock issuable upon conversion of shares of Series A, Series B and Series C Preferred Stock held by Woodland Venture Fund.

-----------------------                                -------------------------
CUSIP No. 74833H 10 0                13D               Page 15 of 26 Pages
-----------------------                                -------------------------

================================================================================

     1      NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     Woodland Partners
--------------------------------------------------------------------------------
     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) / /
                                                                        (b) / /
--------------------------------------------------------------------------------
     3      SEC USE ONLY

--------------------------------------------------------------------------------
     4      SOURCE OF FUNDS*
                     WC, OO
--------------------------------------------------------------------------------
     5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
            PURSUANT TO ITEM 2(d) OR 2(e)                                   / /
--------------------------------------------------------------------------------
     6      CITIZENSHIP OR PLACE OF ORGANIZATION

                     New York
--------------------------------------------------------------------------------
 NUMBER OF          7         SOLE VOTING POWER
   SHARES
BENEFICIALLY                           377,548(1) shares
  OWNED BY       ---------------------------------------------------------------
    EACH
 REPORTING
PERSON WITH
                    8         SHARED VOTING POWER

                                       0 shares
                 ---------------------------------------------------------------
                    9         SOLE DISPOSITIVE POWER

                                       377,548(1) shares
                 ---------------------------------------------------------------
                   10         SHARED DISPOSITIVE POWER

                                       0 shares
--------------------------------------------------------------------------------
     11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
            PERSON

                     377,548(1) shares
--------------------------------------------------------------------------------
     12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*                                                  / /
--------------------------------------------------------------------------------
     13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     5.2%
--------------------------------------------------------------------------------
     14     TYPE OF REPORTING PERSON*

                     PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Includes 103,125 shares of Common Stock issuable upon exercise of warrants, and (ii) 115,942 shares of Common Stock issuable upon conversion of shares of Series C Preferred Stock held by Woodland Partners.

-----------------------                                -------------------------
CUSIP No. 74833H 10 0                13D               Page 16 of 26 Pages
-----------------------                                -------------------------

================================================================================


     1      NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     Rev-Wood Merchant Partners
--------------------------------------------------------------------------------
     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3      SEC USE ONLY

--------------------------------------------------------------------------------
     4      SOURCE OF FUNDS*
                     OO
--------------------------------------------------------------------------------
     5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
            PURSUANT TO ITEM 2(d) OR 2(e)                                    / /
--------------------------------------------------------------------------------
     6      CITIZENSHIP OR PLACE OF ORGANIZATION

                     New York
--------------------------------------------------------------------------------
 NUMBER OF          7         SOLE VOTING POWER
   SHARES
BENEFICIALLY                           350,000(1) shares
  OWNED BY       ---------------------------------------------------------------
    EACH
 REPORTING
PERSON WITH
                    8         SHARED VOTING POWER

                                       0
                 ---------------------------------------------------------------
                    9         SOLE DISPOSITIVE POWER

                                       350,000(1) shares

                 ---------------------------------------------------------------
                   10         SHARED DISPOSITIVE POWER

                                       0
--------------------------------------------------------------------------------
     11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
            PERSON

                     350,000(1) shares
--------------------------------------------------------------------------------
     12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*                                                  / /
--------------------------------------------------------------------------------
     13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     4.7%
--------------------------------------------------------------------------------
     14     TYPE OF REPORTING PERSON*

                     PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Consists of 350,000 shares of Common Stock issuable upon exercise of options held by Rev-Wood Merchant Partners.

-----------------------                                -------------------------
CUSIP No. 74833H 10 0                13D               Page 17 of 26 Pages
-----------------------                                -------------------------


================================================================================


     1      NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     Brookwood Partners, LP
--------------------------------------------------------------------------------
     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3      SEC USE ONLY

--------------------------------------------------------------------------------
     4      SOURCE OF FUNDS*
                     OO
--------------------------------------------------------------------------------
     5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
            PURSUANT TO ITEM 2(d) OR 2(e)                                    / /
--------------------------------------------------------------------------------
     6      CITIZENSHIP OR PLACE OF ORGANIZATION

                     New York
--------------------------------------------------------------------------------
 NUMBER OF          7         SOLE VOTING POWER
   SHARES
BENEFICIALLY                           107,971(1) shares
  OWNED BY      ----------------------------------------------------------------
    EACH
 REPORTING
PERSON WITH
                    8         SHARED VOTING POWER

                                       0
                ----------------------------------------------------------------
                    9         SOLE DISPOSITIVE POWER

                                       107,971(1) shares
                ----------------------------------------------------------------
                   10         SHARED DISPOSITIVE POWER

                                       0
--------------------------------------------------------------------------------
     11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
            PERSON

                     107,971(1) shares
--------------------------------------------------------------------------------
     12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*                                                  / /
--------------------------------------------------------------------------------
     13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     1.5%
--------------------------------------------------------------------------------
     14     TYPE OF REPORTING PERSON*

                     PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Includes (i) 50,000 shares of Common Stock issuable upon exercise of warrants, (ii) 57,971 shares of Common Stock issuable upon conversion of shares of Series C Preferred Stock held by Brookwood Partners LP.

-----------------------                                -------------------------
CUSIP No. 74833H 10 0                13D               Page 18 of 26 Pages
-----------------------                                -------------------------

================================================================================

     1      NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     Barry Fingerhut
--------------------------------------------------------------------------------
     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3      SEC USE ONLY

--------------------------------------------------------------------------------
     4      SOURCE OF FUNDS*
                     OO
--------------------------------------------------------------------------------
     5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
            PURSUANT TO ITEM 2(d) OR 2(e)                                    / /
--------------------------------------------------------------------------------
     6      CITIZENSHIP OR PLACE OF ORGANIZATION

                     New York
--------------------------------------------------------------------------------
 NUMBER OF          7         SOLE VOTING POWER
   SHARES
BENEFICIALLY                           215,942(1) shares
  OWNED BY      ----------------------------------------------------------------
    EACH
 REPORTING
PERSON WITH
                    8         SHARED VOTING POWER

                                       5,746,564(2) shares
                ----------------------------------------------------------------
                    9         SOLE DISPOSITIVE POWER

                                       215,942(1) shares
                ----------------------------------------------------------------
                   10         SHARED DISPOSITIVE POWER

                                       5,746,564(2) shares
--------------------------------------------------------------------------------
     11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
            PERSON

                     5,962,506(1) shares
--------------------------------------------------------------------------------
     12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*                                                  / /
--------------------------------------------------------------------------------
     13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     48.0%
--------------------------------------------------------------------------------
     14     TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Includes (i) 100,000 shares of Common Stock issuable upon exercise of warrants, (ii) 115,942 shares of Common Stock issuable upon conversion of shares of Series C Preferred Stock held by Mr. Fingerhut.

(2) Includes (a)(i) 1,910,279 shares of Common Stock issuable upon exercise of warrants and (ii) 2,816,000 shares of Common Stock issuable upon conversion

-----------------------                                -------------------------
CUSIP No. 74833H 10 0                13D               Page 19 of 26 Pages
-----------------------                                -------------------------




         of shares of Series A & Series C Preferred Stock, all of which are held by Wheatley Partners, L.P., and (b)(i) 165,971 shares of Common Stock issuable upon exercise of warrants and (ii) 244,870 shares of Common Stock issuable upon conversion of shares of Series A & Series C Preferred Stock, all of which are held by Wheatley Foreign Partners, L.P., of which Mr. Fingerhut disclaims beneficial ownership, except to the extent of his respective equity interest therein.

-----------------------                                -------------------------
CUSIP No. 74833H 10 0                13D               Page 20 of 26 Pages
-----------------------                                -------------------------




                  The following constitutes Amendment No. 8 to the Schedule 13D filed by the undersigned (the "Schedule 13D"). Except as specifically amended by this Amendment No. 8, the Schedule 13D remains in full force and effect.


                  Item 3 is amended to include the following:

Item 3.  Source and Amount of Funds or Other Consideration.
         --------------------------------------------------

                  On August 13, 1999, Wheatley, Wheatley Foreign, Barry Rubenstein, Woodland Partners, Woodland Fund, Seneca and Brookwood acquired in a private placement transaction (the "Series C Offering") (i) shares of Series C Convertible Preferred Stock, $.001 par value per share ("Series C Preferred Stock"), that are immediately convertible into 74,667 shares, 6,493 shares, 115,942 shares, 115,942 shares, 231,884 shares, 173,913 shares and 50,971 shares of Common Stock, respectively, and (ii) warrants to purchase shares of Common Stock that are immediately exercisable for 64,400 shares, 5,600 shares, 100,000 shares, 100,000 shares, 200,000 shares, 150,000 shares and 50,000 shares of Common Stock, respectively. The purchase price of these securities was $64,400, $5,600, $100,000, $100,000, $200,000, $150,000, and $50,000 respectively.
Wheatley, Wheatley Foreign, Barry Rubenstein, Woodland Partners, Woodland Fund, Seneca and Brookwood acquired these securities with their respective working capital and other funds.

                  On August 18, 1999, Irwin Lieber and Barry Fingerhut acquired in the Series C Offering (i)shares of Series C Convertible Preferred Stock that are immediately convertible into 115,942 and 115,942 shares of Common Stock, respectively, and (ii) warrants to purchase shares of Common Stock that are immediately exercisable for 100,000 and 100,000 shares of Common Stock, respectively. The purchase price of these securities was $100,000 and $100,000 respectively. Messrs. Lieber and Fingerhut acquired these securities with their respective personal funds.


                  Items 5(a) and (b) are hereby amended to read in their entirety as follows:

Item 5.  Interest in Securities of the Issuer.
         -------------------------------------

                  (a) The following table sets forth the aggregate number and percentage (based on 7,073,647 shares of Common Stock outstanding as of July 31, 1999, as reported by the Issuer in its Form 10Q for the period ended June 30,
1999) of Common Stock beneficially owned by each Reporting Person named in Item 2 of Schedule 13D.


                                                             Percentage of
                                 Shares of Common           Shares of Common
                                      Stock                       Stock
Name                            Beneficially Owned         Beneficially Owned
----                            ------------------         ------------------
Wheatley Partners, L.P.(1)         5,746,564                    47.1%
Barry Rubenstein(2)                8,675,985                    58.3%
Irwin Lieber(3)                    6,075,006                    48.4%
Barry Fingerhut(4)                 5,962,506                    48.0%
Wheatley Partners, LLC(5)          5,746,564                    47.1%
Seth Lieber(5)(6)                  5,748,648                    47.1%
Jonathan Lieber(5)(6)              5,748,648                    47.1%
Wheatley Management Ltd.(7)          452,041                     6.0%

-----------------------                                -------------------------
CUSIP No. 74833H 10 0                13D               Page 21 of 26 Pages
-----------------------                                -------------------------

                                                             Percentage of
                                      Shares of Common      Shares of Common
                                           Stock                  Stock
Name                                 Beneficially Owned    Beneficially Owned
----                                 ------------------    ------------------

Wheatley Foreign Partners, L.P.(8)      5,746,564               47.1%
Seneca Ventures(9)                        660,019                8.6%
Woodland Venture Fund(10)                 781,484               10.0%
Woodland Partners(11)                     377,548                5.2%
Rev-Wood Merchant Partners(12)            350,000                4.7%
Brookwood Partners, LP(13)                107,971                1.5%
Marilyn Rubenstein(14)                  1,927,022               22.0%
Woodland Services Corp.(15)             1,441,503               17.1%


---------------------

(1) Includes (a)(i) 1,910,279 shares of Common Stock issuable upon exercise of warrants and (ii) 2,816,000 shares of Common Stock issuable upon conversion of shares of Series A & Series C Preferred Stock, all of which are held by Wheatley Partners, LP ("Wheatley"), and (b)(i) 165,971 shares of Common Stock issuable upon exercise of warrants and
         (ii) 244,870 shares of Common Stock issuable upon conversion of shares of Series A & Series C Preferred Stock, all of which are held by Wheatley Foreign Partners, LP ("Wheatley Foreign"). Wheatley disclaims beneficial ownership of the securities held by Wheatley Foreign.

(2) Includes (i) 111,457 shares of Common Stock issuable upon exercise of options, (ii) 225,000 shares of Common Stock issuable upon exercise of warrants and (iii) 315,942 shares of Common Stock issuable upon conversion of shares of Series A & Series C Preferred Stock held by Mr. Rubenstein. Also includes (a)(i)103,125 shares of Common Stock issuable upon exercise of warrants and (ii) 115,942 shares of Common Stock issuable upon conversion of shares of Series C Preferred Stock held by Woodland Partners, (b)(i) 315,625 shares of Common Stock issuable upon exercise of warrants, and (ii) 411,884 shares of Common Stock issuable upon conversion of shares of Series A, Series B and Series C Preferred Stock held by Woodland Venture Fund ("Woodland Fund"), (c)(i) 265,625 shares of Common Stock issuable upon exercise of warrants, (ii) 353,913 shares of Common Stock issuable upon conversion of shares of Series A, Series B & Series C Preferred Stock, all of which are held by Seneca Ventures ("Seneca"), (d)(i) 1,910,279 shares of Common Stock issuable upon exercise of warrants and (ii) 2,816,000 shares of Common Stock issuable upon conversion of shares of Series A & Series C Preferred Stock, all of which are held by Wheatley, (e)(i) 165,971 shares of Common Stock issuable upon exercise of warrants and (ii) 244,870 shares of Common Stock issuable upon conversion of shares of Series A & Series C Preferred Stock, all of which are held by Wheatley Foreign, (f) 350,000 shares of Common Stock issuable upon exercise of options held by Rev-Wood Merchant Partners ("Rev-Wood"), and (g)(i) 50,000 shares of Common Stock issuable upon exercise of warrants and (ii) 57,971 shares of Common Stock issuable upon conversion of shares of Series C
         Preferred Stock, all of which are held by Brookwood Partners, LP ("Brookwood"). Mr. Rubenstein disclaims beneficial ownership of the securities held by Woodland Partners, Woodland Fund, Seneca, Wheatley, Wheatley Foreign, Rev-Wood, and Brookwood, except to the extent of his respective equity interest therein.

-----------------------                                -------------------------
CUSIP No. 74833H 10 0                13D               Page 22 of 26 Pages
-----------------------                                -------------------------


(3) Includes (i)112,500 shares of Common Stock issuable upon exercise of options, (ii) 100,000 shares of Common Stock issuable upon exercise of warrants and (iii) 115,942 shares of Common Stock issuable upon conversion of shares of Series C Preferred Stock, all of which are held by Mr. Lieber. Also includes (a)(i) 1,910,279 shares of Common Stock issuable upon exercise of warrants and (ii) 2,816,000 shares of Common Stock issuable upon conversion of shares of Series A & Series C Preferred Stock, all of which are held by Wheatley, and (b)(i) 165,971 shares of Common Stock issuable upon exercise of warrants and (ii) 244,870 shares of Common Stock issuable upon conversion of shares of Series A & Series C Preferred Stock, all of which are held by Wheatley Foreign, of which Mr. Lieber disclaims beneficial ownership, except to the extent of his respective equity interest therein.

(4) Includes (i) 100,000 shares of Common Stock issuable upon exercise of warrants, (ii) 115,942 shares of Common Stock issuable upon conversion of shares of Series C Preferred Stock held by Mr. Fingerhut. Also includes (a)(i) 1,910,279 shares of Common Stock issuable upon exercise of warrants and (ii) 2,816,000 shares of Common Stock issuable upon conversion of shares of Series A & Series C Preferred Stock, all of which are held by Wheatley, and (b)(i) 165,971 shares of Common Stock issuable upon exercise of warrants and (ii) 244,870 shares of Common Stock issuable upon conversion of shares of Series A & Series C Preferred Stock, all of which are held by Wheatley Foreign. The
         Reporting Person disclaims beneficial ownership of these securities except to the extent of his or its equity respective ownership in Wheatley and/or Wheatley Foreign.

(5) Includes (a)(i) 1,910,279 shares of Common Stock issuable upon exercise of warrants and (ii) 2,816,000 shares of Common Stock issuable upon conversion of shares of Series A & Series C Preferred Stock, all of which are held by Wheatley, and (b)(i) 165,971 shares of Common Stock issuable upon exercise of warrants and (ii) 244,870 shares of Common Stock issuable upon conversion of shares of Series A & Series C Preferred Stock, all of which are held by Wheatley Foreign. The
         Reporting Person disclaims beneficial ownership of these securities except to the extent of his or its equity respective ownership in Wheatley and/or Wheatley Foreign.

(6) Includes 2,084 shares of Common Stock issuable upon exercise of options held by Mr. Lieber.

(7) Includes (i) 165,971 shares of Common Stock issuable upon exercise of warrants and (ii) 244,870 shares of Common Stock issuable upon conversion of shares of Series A & Series C Preferred Stock held by Wheatley Foreign, of which Wheatley Management disclaims beneficial ownership, except to the extent of its equity interest therein.

(8) Includes (a)(i) 1,910,279 shares of Common Stock issuable upon exercise of warrants and (ii) 2,816,000 shares of Common Stock issuable upon conversion of shares of Series A & Series C Preferred Stock, all of which are held by Wheatley, and (b)(i) 165,971 shares of Common Stock issuable upon exercise of warrants and (ii) 244,870 shares of Common Stock issuable upon conversion of shares of Series A & Series C Preferred Stock, all of which are held by Wheatley Foreign. Wheatley Foreign disclaims beneficial ownership of the securities held by Wheatley.

(9) Includes (i) 265,625 shares of Common Stock issuable upon exercise of warrants, and (ii) 353,913 shares of Common Stock issuable upon conversion of shares of Series A, Series B & Series C Preferred Stock, held by Seneca.

(10) Includes (i) 315,625 shares of Common Stock issuable upon exercise of warrants, and (ii) 411,884 shares of Common Stock issuable upon conversion of shares of Series A, Series B & Series C Preferred Stock, held by Woodland Fund.

-----------------------                                -------------------------
CUSIP No. 74833H 10 0                13D               Page 23 of 26 Pages
-----------------------                                -------------------------

(11) Includes (i)103,125 shares of Common Stock issuable upon exercise of warrants, and (ii) 115,942 shares of Common Stock issuable upon conversion of shares of Series C Preferred Stock held by Woodland Partners.

(12) Consists of 350,000 shares of Common Stock issuable upon exercise of options held by Rev-Wood.

(13) Includes (i) 50,000 shares of Common Stock issuable upon exercise of warrants, (ii) 57,971 shares of Common Stock issuable upon conversion of shares of Series C Preferred Stock held by Brookwood.

(14) Includes (a) (i)103,125 shares of Common Stock issuable upon exercise of warrants, and (ii) 115,942 shares of Common Stock issuable upon conversion of shares of Series C Preferred Stock held by Woodland Partners, (b) (i) 315,625 shares of Common Stock issuable upon exercise of warrants, and (ii) 411,884 shares of Common Stock issuable upon conversion of shares of Series A, Series B & Series C Preferred Stock, held by Woodland Fund, (c)(i) 265,625 shares of Common Stock issuable upon exercise of warrants, and (ii) 353,913 shares of Common Stock issuable upon conversion of shares of Series A, Series B & Series C Preferred Stock, held by Seneca, and (d)(i) 50,000 shares of Common Stock issuable upon exercise of warrants, (ii) 57,971 shares of Common Stock issuable upon conversion of shares of Series C Preferred Stock held by Brookwood. Mrs. Rubenstein disclaims beneficial ownership of the securities held by Woodland Partners, Woodland Fund, Seneca and Brookwood, except to the extent of her respective equity interest therein. Does not include securities held by Barry Rubenstein, the husband of Marilyn Rubenstein.

(15) Includes (a)(i) 315,625 shares of Common Stock issuable upon exercise of warrants, and (ii) 411,884 shares of Common Stock issuable upon conversion of shares of Series A, Series B & Series C Preferred Stock, held by Woodland Fund, and (b)(i) 265,625 shares of Common Stock issuable upon exercise of warrants, and (ii) 353,913 shares of Common Stock issuable upon conversion of shares of Series A, Series B & Series C Preferred Stock, held by Seneca, of which Woodland Services Corp. disclaims beneficial ownership, except to the extent of its respective equity ownership therein.

                  (b) Wheatley has sole power to vote and dispose of 5,294,523 shares of Common Stock, representing approximately 44.9% of the outstanding shares of Common Stock and may be deemed to have shared power to vote and dispose of 452,041 shares of Common Stock, representing approximately 6.0% of the outstanding shares of Common Stock.

                  By virtue of being the general partner of Wheatley and a general partner of Wheatley Foreign, Wheatley Partners LLC ("Wheatley LLC") may be deemed to have shared power to vote and dispose of 5,746,564 shares of Common Stock, representing approximately 47.1% of the outstanding shares of Common Stock.

                  Seth Lieber and Jonathan Lieber each have sole power to vote and dispose of 2,084 shares of Common Stock upon the exercise of options, each representing less than 1% of the outstanding shares of Common Stock. By virtue of being a member and an officer of Wheatley LLC, each of Seth Lieber and Jonathan Lieber may be deemed to have shared power to vote and dispose of 5,746,564 shares of Common Stock, representing approximately 47.1% of the outstanding shares of Common Stock.

                  Barry Rubenstein has sole power to vote and dispose of 652,399 shares of Common Stock upon the exercise of options and warrants and conversion of preferred stock, representing approximately 8.4% of the outstanding shares of Common Stock. By virtue of being a member and an officer of Wheatley LLC and a general partner of Seneca, Woodland Partners, Woodland Fund, Rev-Wood and Brookwood, Mr. Rubenstein may be deemed to have shared power to vote and dispose of 8,023,586 shares of Common Stock, representing approximately 56.4% of the outstanding shares of Common Stock.

                  Irwin Lieber has sole power to vote and dispose of 328,442 shares of Common Stock upon the exercise of options and warrants and conversion of preferred

-----------------------                                -------------------------
CUSIP No. 74833H 10 0                13D               Page 24 of 26 Pages
-----------------------                                -------------------------




stock, representing approximately 4.4% of the outstanding shares of Common Stock. By virtue of being a member and an officer of Wheatley LLC, Irwin Lieber may be deemed to have shared power to vote and dispose of 5,746,564 shares of Common Stock, representing approximately 47.1% of the outstanding shares of Common Stock.

                  Barry Fingerhut has sole power to vote and dispose of 215,942 shares of Common Stock upon the exercise of warrants and conversion of preferred stock, representing approximately 3.0% of the outstanding shares of Common Stock. By virtue of being a member and an officer of Wheatley LLC, Barry Fingerhut may be deemed to have shared power to vote and dispose of 5,746,564 shares of Common Stock, representing approximately 47.1% of the outstanding shares of Common Stock.

                  Wheatley Foreign has sole power to vote and dispose of 452,041 shares of Common Stock representing approximately 6.0% of the outstanding shares of Common Stock and may be deemed to have shared power to vote and dispose of 5,294,523 shares of Common Stock, representing approximately 44.9% of the outstanding shares of Common Stock.

                  By virtue of being a general partner of Wheatley Foreign, Wheatley Management may be deemed to have shared power to vote and dispose of 452,041 shares of Common Stock, representing approximately 6.0% of the outstanding shares of Common Stock.

                  Seneca has sole power to vote and dispose of 660,019 shares of Common Stock representing approximately 8.6% of the outstanding shares of Common Stock.

                  Woodland Fund has sole power to vote and dispose of 781,484 shares of Common Stock representing approximately 10.0% of the outstanding shares of Common Stock.

                  Woodland Partners has sole power to vote and dispose of 377,548 shares of Common Stock representing 5.2% of the outstanding shares of Common Stock.

                  Rev-Wood has sole power to vote and dispose of 350,000 shares of Common Stock representing 4.7% of the outstanding shares of Common Stock.

                  Brookwood has sole power to vote and dispose of 107,971 shares of Common Stock representing 1.5% of the outstanding shares of Common Stock.

                  By virtue of being a general partner of Woodland Partners and Brookwood and an officer of Woodland Services Corp., which is a general partner of Seneca, Woodland Fund, Marilyn Rubenstein may be deemed to have shared power to vote and dispose of 1,927,022 shares of Common Stock, representing approximately 22.0% of the outstanding shares of Common Stock.

                  By virtue of being a general partner of Seneca and Woodland Fund, Woodland Services Corp. may be deemed to have shared power to vote and dispose of 1,441,503 shares of Common Stock, representing approximately 17.1% of the outstanding shares of Common Stock.


                  Item 5(c) is supplemented as follows:

                  (c) The following table sets forth a description of all transactions in shares of Common Stock of the Issuer by the Reporting Persons identified in Item 2 of this Schedule 13D effected since the filing of Amendment No. 7 to the Schedule 13D.

-----------------------                                -------------------------
CUSIP No. 74833H 10 0                13D               Page 25 of 26 Pages
-----------------------                                -------------------------


                                                   Number of
                                   Purchase/        Shares
                                  Acquisition     Purchased/       Purchase
Name of Stockholder                  Date          Acquired (1)      Price (2)
-------------------                  ----          --------          -----
Series C Preferred Stock
Barry Rubenstein                   08/13/99         215,942       100,000.00
Woodland Partners                  08/13/99         215,942       100,000.00
Woodland Fund                      08/13/99         431,884       100,000.00
Seneca                             08/13/99         323,913       100,000.00
Brookwood                          08/13/99         107,971       100,000.00
Wheatley                           08/13/99         139,067       100,000.00
Wheatley Foreign                   08/13/99          12,093       100,000.00
Irwin Lieber                       08/18/99         215,942       100,000.00
Barry Fingerhut                    08/18/99         215,942       100,000.00



(1) Represents total shares of Common Stock issuable upon conversion of shares of Series C Preferred Stock and upon exercise of warrants to purchase shares of Common Stock.

(2) Represents the per unit purchase price, exclusive of the warrant exercise price. Each unit was comprised of (i) 100 shares of Series C Preferred Stock (convertible into 1,159.42 shares of Common Stock) and
         (ii) warrants to purchase 100,000 shares of Common Stock at an exercise price of $0.8625 per share.

         The securities set forth in the table above were purchased in private placement transactions from the Issuer.

-----------------------                                -------------------------
CUSIP No. 74833H 10 0                13D               Page 26 of 26 Pages
-----------------------                                -------------------------




                                   SIGNATURES
                                   ----------

                  After reasonable inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: September 3, 1999             WHEATLEY PARTNERS, L.P.

                                     By: Wheatley Partners, LLC,
                                         the General Partner

                                     By: /s/ Irwin Lieber
                                        ----------------------------------------
                                        Irwin Lieber, President


                                         /s/ Barry Rubenstein
                                        ----------------------------------------
                                              Barry Rubenstein


                                         /s/ Irwin Lieber
                                        ----------------------------------------
                                              Irwin Lieber


                                         /s/ Seth Lieber
                                        ----------------------------------------
                                              Seth Lieber


                                         /s/ Jonathan Lieber
                                        ----------------------------------------
                                              Jonathan Lieber


                                         /s/ Barry Fingerhut
                                        ----------------------------------------
                                              Barry Fingerhut

                                     WHEATLEY FOREIGN PARTNERS, L.P.
                                     By:      Wheatley Partners, LLC, a General
                                              Partner

                                     By: /s/  Irwin Lieber
                                        ----------------------------------------
                                        Irwin Lieber, President

                                     SENECA VENTURES

                                     By: /s/ Barry Rubenstein
                                        ----------------------------------------
                                        Barry Rubenstein, a General Partner

                                     WOODLAND PARTNERS

                                     By: /s/ Barry Rubenstein
                                        ----------------------------------------
                                        Barry Rubenstein, a General Partner

                                     WOODLAND VENTURE FUND

                                     By: /s/ Barry Rubenstein
                                        ----------------------------------------
                                        Barry Rubenstein, a General Partner

                                     REV-WOOD MERCHANT PARTNERS

                                     By: /s/ Barry Rubenstein
                                        ----------------------------------------
                                        Barry Rubenstein, a General Partner

                                     BROOKWOOD PARTNERS, LP

                                     By: /s/ Barry Rubenstein
                                        ----------------------------------------
                                        Barry Rubenstein, a General Partner